SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

SCHEDULE 13D
(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
RULE 13d-2(a)

(Amendment No. 4)*

EXCO RESOURCES, INC.
(Name of Issuer)
COMMON STOCK, PAR VALUE $0.001 PER SHARE
(Title of Class of Securities)
269279402
(CUSIP Number)
Todd E. Molz
Managing Director and General Counsel
Oaktree Capital Group Holdings GP, LLC
333 South Grand Avenue, 28th Floor
Los Angeles, California  90071
(213) 830-6300
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)
January 26, 2011
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-l(f) or 240.13d-1(g), check the following box.  ☐

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7(b) for other parties to whom copies are to be sent.

(Continued on following pages)
(Page 1 of 37 Pages)
____________________________
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 269279402	Page 2 of 37 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM Principal Opportunities Fund IV Delaware, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 15,789,473
	8	SHARED VOTING POWER None
	9	SOLE DISPOSITIVE POWER 15,789,473
	10	SHARED DISPOSITIVE POWER None
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,789,473
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.4%(1)
14	TYPE OF REPORTING PERSON PN
(1) Based upon an aggregate of 212,309,253 shares of common stock outstanding as of October 29, 2010, as reported by the Issuer on Form 10-Q filed on November 3, 2010 and vested options to acquire 71,250 shares of common stock that were issued to B. James Ford and Vincent Cebula, which are beneficially owned by certain Oaktree Funds, and are exercisable on the date of this Amendment.

SCHEDULE 13D

CUSIP No. 269279402	Page 3 of 37 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM Principal Opportunities Fund IV Delaware GP Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 15,789,473 (1)
	8	SHARED VOTING POWER None
	9	SOLE DISPOSITIVE POWER 15,789,473 (1)
	10	SHARED DISPOSITIVE POWER None
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,789,473
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.4% (2)
14	TYPE OF REPORTING PERSON CO

(1) Solely in its capacity as the general partner of OCM Principal Opportunities Fund IV Delaware, L.P.
(2) Based upon an aggregate of 212,309,253 shares of common stock outstanding as of October 29, 2010, as reported by the Issuer on Form 10-Q filed on November 3, 2010 and vested options to acquire 71,250 shares of common stock that were issued to B. James Ford and Vincent Cebula, which are beneficially owned by certain Oaktree Funds, and are exercisable on the date of this Amendment.

SCHEDULE 13D

CUSIP No. 269279402	Page 4 of 37 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM Principal Opportunities Fund IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 15,789,473 (1)
	8	SHARED VOTING POWER 71,250 (1)
	9	SOLE DISPOSITIVE POWER 15,789,473 (1)
	10	SHARED DISPOSITIVE POWER 71,250 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,860,723
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.5% (2)
14	TYPE OF REPORTING PERSON PN

(1) Solely in its capacity as the sole shareholder of OCM Principal Opportunities Fund IV Delaware GP Inc.
(2) Based upon an aggregate of 212,309,253 shares of common stock outstanding as of October 29, 2010, as reported by the Issuer on Form 10-Q filed on November 3, 2010 and vested options to acquire 71,250 shares of common stock that were issued to B. James Ford and Vincent Cebula, which are beneficially owned by certain Oaktree Funds, and are exercisable on the date of this Amendment.

SCHEDULE 13D

CUSIP No. 269279402	Page 5 of 37 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM Principal Opportunities Fund IV GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 15,789,473 (1)
	8	SHARED VOTING POWER 71,250 (1)
	9	SOLE DISPOSITIVE POWER 15,789,473 (1)
	10	SHARED DISPOSITIVE POWER 71,250 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,860,723
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.5% (2)
14	TYPE OF REPORTING PERSON PN

(1) Solely in its capacity as the general partner of OCM Principal Opportunities Fund IV, L.P.
(2) Based upon an aggregate of 212,309,253 shares of common stock outstanding as of October 29, 2010, as reported by the Issuer on Form 10-Q filed on November 3, 2010 and vested options to acquire 71,250 shares of common stock that were issued to B. James Ford and Vincent Cebula, which are beneficially owned by certain Oaktree Funds, and are exercisable on the date of this Amendment.

SCHEDULE 13D

CUSIP No. 269279402	Page 6 of 37 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM Principal Opportunities Fund IV GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 15,789,473 (1)
	8	SHARED VOTING POWER 71,250 (1)
	9	SOLE DISPOSITIVE POWER 15,789,473 (1)
	10	SHARED DISPOSITIVE POWER 71,250 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,860,723
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.5% (2)
14	TYPE OF REPORTING PERSON OO

(1) Solely in its capacity as the general partner of OCM Principal Opportunities Fund IV GP, L.P.
(2) Based upon an aggregate of 212,309,253 shares of common stock outstanding as of October 29, 2010, as reported by the Issuer on Form 10-Q filed on November 3, 2010 and vested options to acquire 71,250 shares of common stock that were issued to B. James Ford and Vincent Cebula, which are beneficially owned by certain Oaktree Funds, and are exercisable on the date of this Amendment.

SCHEDULE 13D

CUSIP No. 269279402	Page 7 of 37 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM Principal Opportunities Fund III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 3,142,400
	8	SHARED VOTING POWER 71,250
	9	SOLE DISPOSITIVE POWER 3,142,400
	10	SHARED DISPOSITIVE POWER 71,250
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,213,650
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.5% (1)
14	TYPE OF REPORTING PERSON* PN
(1) Based upon an aggregate of 212,309,253 shares of common stock outstanding as of October 29, 2010, as reported by the Issuer on Form 10-Q filed on November 3, 2010 and vested options to acquire 71,250 shares of common stock that were issued to B. James Ford and Vincent Cebula, which are beneficially owned by certain Oaktree Funds, and are exercisable on the date of this Amendment.

SCHEDULE 13D

CUSIP No. 269279402	Page 8 of 37 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM Principal Opportunities Fund IIIA, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 57,600
	8	SHARED VOTING POWER 71,250
	9	SOLE DISPOSITIVE POWER 57,600
	10	SHARED DISPOSITIVE POWER 71,250
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 128,850
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1% (1)
14	TYPE OF REPORTING PERSON* PN
(1) Based upon an aggregate of 212,309,253 shares of common stock outstanding as of October 29, 2010, as reported by the Issuer on Form 10-Q filed on November 3, 2010 and vested options to acquire 71,250 shares of common stock that were issued to B. James Ford and Vincent Cebula, which are beneficially owned by certain Oaktree Funds, and are exercisable on the date of this Amendment.

SCHEDULE 13D

CUSIP No. 269279402	Page 9 of 37 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM Principal Opportunities Fund III GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 3,200,000 (1)
	8	SHARED VOTING POWER 71,250 (1)
	9	SOLE DISPOSITIVE POWER 3,200,000 (1)
	10	SHARED DISPOSITIVE POWER 71,250 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,271,250
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.5% (2)
14	TYPE OF REPORTING PERSON PN

(1) Solely in its capacity as general partner of OCM Principal Opportunities Fund III, L.P. and OCM Principal Opportunities Fund IIIA, L.P.
(2) Based upon an aggregate of 212,309,253 shares of common stock outstanding as of October 29, 2010, as reported by the Issuer on Form 10-Q filed on November 3, 2010 and vested options to acquire 71,250 shares of common stock that were issued to B. James Ford and Vincent Cebula, which are beneficially owned by certain Oaktree Funds, and are exercisable on the date of this Amendment.

SCHEDULE 13D

CUSIP No. 269279402	Page 10 of 37 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Fund GP I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 19,060,723 (1)
	8	SHARED VOTING POWER None
	9	SOLE DISPOSITIVE POWER 19,060,723 (1)
	10	SHARED DISPOSITIVE POWER None
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,060,723
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.0% (2)
14	TYPE OF REPORTING PERSON PN

(1) Solely in its capacity as the sole shareholder of OCM Principal Opportunities Fund IV GP Ltd. and general partner of OCM Principal Opportunities Fund III GP, L.P.
(2) Based upon an aggregate of 212,309,253 shares of common stock outstanding as of October 29, 2010, as reported by the Issuer on Form 10-Q filed on November 3, 2010 and vested options to acquire 71,250 shares of common stock that were issued to B. James Ford and Vincent Cebula, which are beneficially owned by certain Oaktree Funds, and are exercisable on the date of this Amendment.

SCHEDULE 13D

CUSIP No. 269279402	Page 11 of 37 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Capital I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 19,060,723 (1)
	8	SHARED VOTING POWER None
	9	SOLE DISPOSITIVE POWER 19,060,723 (1)
	10	SHARED DISPOSITIVE POWER None
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,060,723
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.0% (2)
14	TYPE OF REPORTING PERSON PN

(1) Solely in its capacity as the general partner of Oaktree Fund GP I, L.P.
(2) Based upon an aggregate of 212,309,253 shares of common stock outstanding as of October 29, 2010, as reported by the Issuer on Form 10-Q filed on November 3, 2010 and vested options to acquire 71,250 shares of common stock that were issued to B. James Ford and Vincent Cebula, which are beneficially owned by certain Oaktree Funds, and are exercisable on the date of this Amendment.

SCHEDULE 13D

CUSIP No. 269279402	Page 12 of 37 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM Holdings I, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 19,060,723 (1)
	8	SHARED VOTING POWER None
	9	SOLE DISPOSITIVE POWER 19,060,723 (1)
	10	SHARED DISPOSITIVE POWER None
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,060,723
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.0% (2)
14	TYPE OF REPORTING PERSON OO

(1) Solely in its capacity as the general partner of Oaktree Capital I, L.P.
(2) Based upon an aggregate of 212,309,253 shares of common stock outstanding as of October 29, 2010, as reported by the Issuer on Form 10-Q filed on November 3, 2010 and vested options to acquire 71,250 shares of common stock that were issued to B. James Ford and Vincent Cebula, which are beneficially owned by certain Oaktree Funds, and are exercisable on the date of this Amendment.

SCHEDULE 13D

CUSIP No. 269279402	Page 13 of 37 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 19,060,723 (1)
	8	SHARED VOTING POWER None
	9	SOLE DISPOSITIVE POWER 19,060,723 (1)
	10	SHARED DISPOSITIVE POWER None
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,060,723
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.0% (2)
14	TYPE OF REPORTING PERSON* OO

(1) Solely in its capacity as the managing member of OCM Holdings I, LLC
(2) Based upon an aggregate of 212,309,253 shares of common stock outstanding as of October 29, 2010, as reported by the Issuer on Form 10-Q filed on November 3, 2010 and vested options to acquire 71,250 shares of common stock that were issued to B. James Ford and Vincent Cebula, which are beneficially owned by certain Oaktree Funds, and are exercisable on the date of this Amendment.

SCHEDULE 13D

CUSIP No. 269279402	Page 14 of 37 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM EXCO Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 15,789,473
	8	SHARED VOTING POWER None
	9	SOLE DISPOSITIVE POWER 15,789,473
	10	SHARED DISPOSITIVE POWER None
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,789,473
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.4% (1)
14	TYPE OF REPORTING PERSON OO

(1) Based upon an aggregate of 212,309,253 shares of common stock outstanding as of October 29, 2010, as reported by the Issuer on Form 10-Q filed on November 3, 2010 and vested options to acquire 71,250 shares of common stock that were issued to B. James Ford and Vincent Cebula, which are beneficially owned by certain Oaktree Funds, and are exercisable on the date of this Amendment.

SCHEDULE 13D

CUSIP No. 269279402	Page 15 of 37 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Capital Management, L.P. (formerly Oaktree Capital Management, LLC)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 15,789,473 (1)
	8	SHARED VOTING POWER None
	9	SOLE DISPOSITIVE POWER 15,789,473 (1)
	10	SHARED DISPOSITIVE POWER None
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,789,473
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.4% (2)
14	TYPE OF REPORTING PERSON IA, OO

(1) Solely in its capacity as manager of OCM EXCO Holdings, LLC.
(2) Based upon an aggregate of 212,309,253 shares of common stock outstanding as of October 29, 2010, as reported by the Issuer on Form 10-Q filed on November 3, 2010 and vested options to acquire 71,250 shares of common stock that were issued to B. James Ford and Vincent Cebula, which are beneficially owned by certain Oaktree Funds, and are exercisable on the date of this Amendment.

SCHEDULE 13D

CUSIP No. 269279402	Page 16 of 37 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Holdings, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 15,789,473 (1)
	8	SHARED VOTING POWER None
	9	SOLE DISPOSITIVE POWER 15,789,473 (1)
	10	SHARED DISPOSITIVE POWER None
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,789,473
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.4% (2)
14	TYPE OF REPORTING PERSON* CO

(1) Solely in its capacity as the general partner of Oaktree Capital Management, L.P.
(2) Based upon an aggregate of 212,309,253 shares of common stock outstanding as of October 29, 2010, as reported by the Issuer on Form 10-Q filed on November 3, 2010 and vested options to acquire 71,250 shares of common stock that were issued to B. James Ford and Vincent Cebula, which are beneficially owned by certain Oaktree Funds, and are exercisable on the date of this Amendment.

SCHEDULE 13D

CUSIP No. 269279402	Page 17 of 37 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Capital Group, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 34,850,196 (1)
	8	SHARED VOTING POWER None
	9	SOLE DISPOSITIVE POWER 34,850,196 (1)
	10	SHARED DISPOSITIVE POWER None
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 34,850,196
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4% (2)
14	TYPE OF REPORTING PERSON* OO

(1) Solely in its capacity as the managing member of Oaktree Holdings, LLC and sole shareholder of Oaktree Holdings, Inc.
(2) Based upon an aggregate of 212,309,253 shares of common stock outstanding as of October 29, 2010, as reported by the Issuer on Form 10-Q filed on November 3, 2010 and vested options to acquire 71,250 shares of common stock that were issued to B. James Ford and Vincent Cebula, which are beneficially owned by certain Oaktree Funds, and are exercisable on the date of this Amendment.

SCHEDULE 13D

CUSIP No. 269279402	Page 18 of 37 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Capital Group Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 34,850,196 (1)
	8	SHARED VOTING POWER None
	9	SOLE DISPOSITIVE POWER 34,850,196 (1)
	10	SHARED DISPOSITIVE POWER None
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 34,850,196
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4% (2)
14	TYPE OF REPORTING PERSON PN

(1) Solely in its capacity as the holder of the majority of voting units of Oaktree Capital Group, LLC.
(2) Based upon an aggregate of 212,309,253 shares of common stock outstanding as of October 29, 2010, as reported by the Issuer on Form 10-Q filed on November 3, 2010 and vested options to acquire 71,250 shares of common stock that were issued to B. James Ford and Vincent Cebula, which are beneficially owned by certain Oaktree Funds, and are exercisable on the date of this Amendment.

SCHEDULE 13D

CUSIP No. 269279402	Page 19 of 37 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Capital Group Holdings GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 34,850,196 (1)
	8	SHARED VOTING POWER None
	9	SOLE DISPOSITIVE POWER 34,850,196 (1)
	10	SHARED DISPOSITIVE POWER None
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 34,850,196
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4% (2)
14	TYPE OF REPORTING PERSON OO

(1) Solely in its capacity as the general partner of Oaktree Capital Group Holdings, L.P.
(2) Based upon an aggregate of 212,309,253 shares of common stock outstanding as of October 29, 2010, as reported by the Issuer on Form 10-Q filed on November 3, 2010 and vested options to acquire 71,250 shares of common stock that were issued to B. James Ford and Vincent Cebula, which are beneficially owned by certain Oaktree Funds, and are exercisable on the date of this Amendment.

SCHEDULE 13D

CUSIP No. 269279402	Page 20 of 37 Pages

This Amendment No. 4 (this “Amendment No. 4”) amends and supplements the statement on Schedule 13D filed on April 9, 2007, filed jointly by Oaktree Capital Management, LLC, a California limited liability company (n/k/a Oaktree Capital Management, L.P., a Delaware limited partnership) (“Oaktree LP”), OCM Principal Opportunities Fund III GP, L.P., a Delaware limited partnership (“Fund III GP”), OCM Principal Opportunities Fund III, L.P., a Delaware limited partnership (“Fund III”), OCM Principal Opportunities Fund IIIA, L.P., a Delaware limited partnership (“Fund IIIA”), OCM Principal Opportunities Fund IV GP Ltd., a Cayman Islands company (“Fund IV GP Ltd.”), OCM Principal Opportunities Fund IV GP, L.P., a Cayman Islands limited partnership (“Fund IV GP”), OCM Principal Opportunities Fund IV, L.P., a Cayman Islands limited partnership (“Fund IV”), and OCM EXCO Holdings, LLC, a Delaware limited liability company (“OCM EXCO” and, together with Oaktree LP, Fund III GP, Fund III, Fund IIIA, Fund IV GP Ltd., Fund IV GP and Fund IV, the “Initial Reporting Persons” ), as amended by Amendment No. 1 filed on August 30, 2007, Amendment No. 2 filed on July 22, 2008 and Amendment No. 3 filed on November 2, 2010 (as so amended, the “Schedule 13D”), each filed jointly by the Initial Reporting Persons, OCM Principal Opportunities Fund IV Delaware, L.P., a Delaware limited partnership (“Fund IV Delaware”), OCM Principal Opportunities Fund IV Delaware GP Inc., a Delaware corporation (“Fund IV Delaware GP”), Oaktree Holdings, Inc., a Delaware corporation (“Holdings Inc.”), Oaktree Fund GP I, L.P., a Delaware limited partnership (“GP I”), Oaktree Capital I, L.P., a Delaware limited partnership (“Capital I”), OCM Holdings I, LLC, a Delaware limited liability company (“Holdings I”), Oaktree Holdings, LLC, a Delaware limited liability company (“Holdings”), Oaktree Capital Group, LLC, a Delaware limited liability company (“OCG”), Oaktree Capital Group Holdings, L.P., a Delaware limited partnership (“OCGH”), and Oaktree Capital Group Holdings GP, LLC, a Delaware limited liability company (“OCGH GP” and, together with the Initial Reporting Persons, Fund IV Delaware, Fund IV Delaware GP, Holdings Inc., GP I, Capital I, Holdings I, Holdings, OCG and OCGH, the “Reporting Persons”).  This Amendment No. 4 is being jointly filed by the Reporting Persons.

Capitalized terms used in this Amendment No. 4 and not otherwise defined herein have the respective meanings given in the Schedule 13D.  The filing of this Amendment No. 4 shall not be construed to be an admission by the Reporting Persons that a material change has occurred in the facts set forth in the Schedule 13D or that this Amendment No. 4 is required under Rule 13d-2 of the Securities Exchange Act of 1934, as amended.

Item 4.	Purpose of Transaction

Item 4 of the Schedule 13D is hereby amended by adding the following at the end thereof:

Fund III, Fund IIIA, Fund IV Delaware and OCM Exco (the "Oaktree Entities") entered into a letter agreement, dated as of January 26, 2011 (the “Confidentiality Agreement”), with the Issuer and the Special Committee of the Board of Directors of the Issuer (the “Special Committee”) pursuant to which the Special Committee will make available to the Oaktree Entities, as well as certain of their representatives and approved financing sources, certain nonpublic information regarding the Issuer. The Confidentiality Agreement has a term of fifteen months and contains, among other things, certain standstill provisions that apply to the Oaktree Entities and certain of their representatives. The standstill provisions prohibit the Oaktree Entities from, among other things, acquiring additional shares of the Issuer’s common stock, entering into agreements regarding or soliciting proxies in connection with an acquisition of the Issuer and seeking to influence the management of the Issuer in connection with such an acquisition.  In addition, the Confidentiality Agreement prohibits the Oaktree Entities from entering into agreements preventing Issuer shareholders from voting in favor of or tendering their shares in other offers to acquire the Issuer

SCHEDULE 13D

CUSIP No. 269279402	Page 21 of 37 Pages

or preventing debt or certain equity financing sources from providing financing to other parties in connection with an acquisition of the Issuer. The Confidentiality Agreement also limits the parties with whom the Oaktree Entities can enter into financing arrangements. Under certain circumstances, certain of these provisions may terminate before the end of the fifteen month term of the Confidentiality Agreement.

The foregoing description of the Confidentiality Agreement is qualified in its entirety by the Confidentiality Agreement, a copy of which is attached hereto as Exhibit 99.3 and is incorporated herein by reference.

Item 5.	Interest in Securities of the Issuer

Sections (a) and (b) of Item 5 of the Schedule 13D are hereby amended by adding the following sentence at the end of the "Reporting Persons" section:

All calculations of percentage ownership in this Amendment No. 4 are based on a total of 212,380,503 shares of Common Stock outstanding, which is the sum of (a) 212,309,253 shares of Common Stock outstanding as of October 29, 2010, as disclosed in the Issuer's Quarterly Report on Form 10-Q filed on November 3, 2010, plus (b) 71,250 shares of Common Stock issuable upon the exercise of vested Stock Options issued to B. James Ford (a Managing Director of Oaktree LP) and Vincent Cebula (a former Managing Director of Oaktree LP), the economic, pecuniary and voting rights of which have been assigned to certain Oaktree Funds.  All references to 53,750 shares of Common Stock issuable upon the exercise of vested Stock Options in Item 5 of this Schedule 13D are hereby amended to refer to 71,250 shares of Common Stock issuable upon the exercise of vested Stock Options.

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 6 is amended by replacing the last sentence with the following:

Items 3, 4 and 5 of this Schedule 13D are incorporated herein by reference.

The information set forth in response to this Item 6 is qualified in its entirety by reference to the Confidentiality Agreement, which is incorporated herein by reference.

Item 7.	Material to be filed as Exhibits

The following are filed herewith as Exhibits to this Amendment No. 4:

Exhibit 1-	A written agreement relating to the filing of the joint acquisition statement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Exhibit 99.3-	Confidentiality Agreement, dated as of January 26, 2011, between the Oaktree Entities, the Issuer and the Special Committee.

SCHEDULE 13D

CUSIP No. 269279402	Page 22 of 37 Pages

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this Amendment No. 4 is true, complete and correct.

Dated as of January 26, 2011

OCM PRINCIPAL OPPORTUNITIES FUND IV DELAWARE, L.P.
By:	OCM Principal Opportunities Fund IV Delaware GP Inc.
Its:	General Partner
By:	/s/ B. James Ford
Name: B. James Ford Title: Authorized Signatory
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Authorized Signatory

OCM PRINCIPAL OPPORTUNITIES FUND IV DELAWARE GP INC.
By:	/s/ B. James Ford
Name: B. James Ford Title: Authorized Signatory
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Authorized Signatory

SCHEDULE 13D

CUSIP No. 269279402	Page 23 of 37 Pages

OCM PRINCIPAL OPPORTUNITIES FUND IV, L.P.
By:	OCM Principal Opportunities Fund IV GP, L.P.,
Its:	General Partner
By:	OCM Principal Opportunities Fund IV GP Ltd.,
Its:	General Partner
By:	Oaktree Capital Management, L.P.,
Its:	Director
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Managing Director
By:	/s/ B. James Ford
Name: B. James Ford Title: Managing Director

OCM PRINCIPAL OPPORTUNITIES FUND IV GP, L.P.
By:	OCM Principal Opportunities Fund IV GP Ltd.,
Its:	General Partner
By:	Oaktree Capital Management, L.P.,
Its:	Director
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Managing Director
By:	/s/ B. James Ford
Name: B. James Ford Title: Managing Director

SCHEDULE 13D

CUSIP No. 269279402	Page 24 of 37 Pages

OCM PRINCIPAL OPPORTUNITIES FUND IV GP LTD.
By:	Oaktree Capital Management, L.P.,
Its:	Director
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Managing Director
By:	/s/ B. James Ford
Name: B. James Ford Title: Managing Director

OCM PRINCIPAL OPPORTUNITIES FUND III, L.P.
By:	OCM Principal Opportunities Fund III GP, L.P.,
Its:	General Partner

By:	Oaktree Fund GP I, L.P.,
Its:	General Partner
By:	/s/ B. James Ford
Name: B. James Ford Title: Authorized Signatory
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Authorized Signatory

SCHEDULE 13D

CUSIP No. 269279402	Page 25 of 37 Pages

OCM PRINCIPAL OPPORTUNITIES FUND IIIA, L.P.
By:	OCM Principal Opportunities Fund III GP, L.P.,
Its:	General Partner
By:	Oaktree Fund GP I, L.P.,
Its:	General Partner
By:	/s/ B. James Ford
Name: B. James Ford Title: Authorized Signatory
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Authorized Signatory

OCM PRINCIPAL OPPORTUNITIES FUND III GP, L.P.
By:	Oaktree Fund GP I, L.P.,
Its:	General Partner
By:	/s/ B. James Ford
Name: B. James Ford Title: Authorized Signatory
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Authorized Signatory

SCHEDULE 13D

CUSIP No. 269279402	Page 26 of 37 Pages

OAKTREE FUND GP I, L.P.
By:	/s/ B. James Ford
Name: B. James Ford Title: Authorized Signatory
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Authorized Signatory

OAKTREE CAPITAL I, L.P.
By:	OCM Holdings I, LLC
Its:	General Partner
By:	/s/ Shahram Haghighi
Name: Shahram Haghighi Title: Vice President
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Managing Director

OCM HOLDINGS I, LLC
By:	/s/ Shahram Haghighi
Name: Shahram Haghighi Title: Vice President
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Managing Director

SCHEDULE 13D

CUSIP No. 269279402	Page 27 of 37 Pages

OAKTREE HOLDINGS, LLC
By:	Oaktree Capital Group, LLC
Its:	Managing Member
By:	/s/ Shahram Haghighi
Name: Shahram Haghighi Title: Vice President
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Managing Director and Assistant Secretary

OCM EXCO HOLDINGS, LLC
By:	Oaktree Capital Management, L.P.,
Its:	Manager
By:	/s/ Kenneth Liang
Name: Kenneth Liang Title: Managing Director
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Managing Director

OAKTREE CAPITAL MANAGEMENT, L.P.
By:	/s/ Kenneth Liang
Name: Kenneth Liang Title: Managing Director
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Managing Director

SCHEDULE 13D

CUSIP No. 269279402	Page 28 of 37 Pages

OAKTREE HOLDINGS, INC.
By:	/s/ Shahram Haghighi
Name: Shahram Haghighi Title: Vice President
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Managing Director and Assistant Secretary

OAKTREE CAPITAL GROUP, LLC
By:	/s/ Shahram Haghighi
Name: Shahram Haghighi Title: Vice President
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Managing Director and Assistant Secretary

OAKTREE CAPITAL GROUP HOLDINGS, L.P.
By:	Oaktree Capital Group Holdings GP, LLC
Its:	General Partner
By:	/s/ Shahram Haghighi
Name: Shahram Haghighi Title: Vice President
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Managing Director

SCHEDULE 13D

CUSIP No. 269279402	Page 29 of 37 Pages

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC
By:	/s/ Shahram Haghighi
Name: Shahram Haghighi Title: Vice President
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Managing Director and Assistant Secretary

SCHEDULE 13D

CUSIP No. 269279402	Page 30 of 37 Pages

EXHIBIT 1
JOINT FILING AGREEMENT

Pursuant to Rule 13(d)-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, each  of the undersigned acknowledges and agrees that the foregoing statement on this Amendment No. 4 is filed on behalf of the undersigned and that all subsequent amendments to this statement on Schedule 13D (including this Amendment No. 4) shall be filed on behalf of the undersigned without the necessity of filing additional joint acquisition statements.  Each of the undersigned acknowledges that it shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated as of January 26, 2011.

OCM PRINCIPAL OPPORTUNITIES FUND IV DELAWARE, L.P.
By:	OCM Principal Opportunities Fund IV Delaware GP Inc.
Its:	General Partner
By:	/s/ B. James Ford
Name: B. James Ford Title: Authorized Signatory
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Authorized Signatory

OCM PRINCIPAL OPPORTUNITIES FUND IV DELAWARE GP INC.
By:	/s/ B. James Ford
Name: B. James Ford Title: Authorized Signatory
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Authorized Signatory

SCHEDULE 13D

CUSIP No. 269279402	Page 31 of 37 Pages

OCM PRINCIPAL OPPORTUNITIES FUND IV, L.P.
By:	OCM Principal Opportunities Fund IV GP, L.P.,
Its:	General Partner
By:	OCM Principal Opportunities Fund IV GP Ltd.,
Its:	General Partner
By:	Oaktree Capital Management, L.P.,
Its:	Director
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Managing Director
By:	/s/ B. James Ford
Name: B. James Ford Title: Managing Director

OCM PRINCIPAL OPPORTUNITIES FUND IV GP, L.P.
By:	OCM Principal Opportunities Fund IV GP Ltd.,
Its:	General Partner
By:	Oaktree Capital Management, L.P.,
Its:	Director
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Managing Director
By:	/s/ B. James Ford
Name: B. James Ford Title: Managing Director

SCHEDULE 13D

CUSIP No. 269279402	Page 32 of 37 Pages

OCM PRINCIPAL OPPORTUNITIES FUND IV GP LTD.
By:	Oaktree Capital Management, L.P.,
Its:	Director
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Managing Director
By:	/s/ B. James Ford
Name: B. James Ford Title: Managing Director

OCM PRINCIPAL OPPORTUNITIES FUND III, L.P.
By:	OCM Principal Opportunities Fund III GP, L.P.,
Its:	General Partner
By:	Oaktree Fund GP I, L.P.,
Its:	Director
By:	/s/ B. James Ford
Name: B. James Ford Title: Authorized Signatory
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Authorized Signatory

SCHEDULE 13D

CUSIP No. 269279402	Page 33 of 37 Pages

OCM PRINCIPAL OPPORTUNITIES FUND IIIA, L.P.
By:	OCM Principal Opportunities Fund III GP, L.P.,
Its:	General Partner
By:	Oaktree Fund GP I, L.P.,
Its:	General Partner
By:	/s/ B. James Ford
Name: B. James Ford Title: Authorized Signatory
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Authorized Signatory

OCM PRINCIPAL OPPORTUNITIES FUND III GP, L.P.
By:	Oaktree Fund GP I, L.P.,
Its:	General Partner
By:	/s/ B. James Ford
Name: B. James Ford Title: Authorized Signatory
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Authorized Signatory

SCHEDULE 13D

CUSIP No. 269279402	Page 34 of 37 Pages

OAKTREE FUND GP I, L.P.
By:	/s/ B. James Ford
Name: B. James Ford Title: Authorized Signatory
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Authorized Signatory

OAKTREE CAPITAL I, L.P.
By:	OCM Holdings I, LLC
Its:	General Partner
By:	/s/ Shahram Haghighi
Name: Shahram Haghighi Title: Vice President
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Managing Director

OCM HOLDINGS I, LLC
By:	/s/ Shahram Haghighi
Name: Shahram Haghighi Title: Vice President
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Managing Director

SCHEDULE 13D

CUSIP No. 269279402	Page 35 of 37 Pages

OAKTREE HOLDINGS, LLC
By:	Oaktree Capital Group, LLC
Its:	Managing Member
By:	/s/ Shahram Haghighi
Name: Shahram Haghighi Title: Vice President
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Managing Director and Assistant Secretary

OCM EXCO HOLDINGS, LLC
By:	Oaktree Capital Management, L.P.,
Its:	Manager
By:	/s/ Kenneth Liang
Name: Kenneth Liang Title: Managing Director
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Managing Director

OAKTREE CAPITAL MANAGEMENT, L.P.
By:	/s/ Kenneth Liang
Name: Kenneth Liang Title: Managing Director
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Managing Director

SCHEDULE 13D

CUSIP No. 269279402	Page 36 of 37 Pages

OAKTREE HOLDINGS, INC.
By:	/s/ Shahram Haghighi
Name: Shahram Haghighi Title: Vice President
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Managing Director and Assistant Secretary

OAKTREE CAPITAL GROUP, LLC
By:	/s/ Shahram Haghighi
Name: Shahram Haghighi Title: Vice President
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Managing Director and Assistant Secretary

OAKTREE CAPITAL GROUP HOLDINGS, L.P.
By:	Oaktree Capital Group Holdings GP, LLC
Its:	General Partner
By:	/s/ Shahram Haghighi
Name: Shahram Haghighi Title: Vice President
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Managing Director

SCHEDULE 13D

CUSIP No. 269279402	Page 37 of 37 Pages

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC
By:	/s/ Shahram Haghighi
Name: Shahram Haghighi Title: Vice President
By:	/s/ Lisa Arakaki
Name: Lisa Arakaki Title: Managing Director and Assistant Secretary